Tompkins Financial Corporation S-3

EXHIBIT 23.1

KPMG LLP 265 Clinton Square Rochester, NY 14604-1701

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Tompkins Financial Corporation:

We consent to the use of our reports dated March 2, 2020 with respect to (i) the consolidated statements of condition of Tompkins Financial Corporation as of December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the “consolidated financial statements”), and (ii) the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of Tompkins Financial Corporation, incorporated by reference in the Registration Statement on Form S-3 and to the reference to our firm under the heading “Experts” in the Prospectus.

Rochester, New York
July 24, 2020